REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Old Night,Inc.
Salt Lake City, Utah

     We have compiled the accompanying balance sheet of Old Night, Inc. as of September 30, 1999 and the related statement of income and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. /s/ Andersen Andersen and Strong L.L.C.

     A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activity, which raises substancial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 4. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

January  05,  2000
Salt  Lake  City,  Utah            /s/ Andersen Anderson and Strong
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                                   ANDERSEN ANDERSEN AND STRONG, L.C.